Exhibit 99.1

Operator:  Good morning, ladies and gentlemen and thank you for standing by.  Welcome to the Sunstone Hotel Investors third quarter 2019 earnings call.  At this time, all participants are in a listen only mode.  Later we will conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today November 5, 2019 at 12:00 p.m. Eastern Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance and Treasurer.  Please go ahead.

Aaron Reyes:  Thank you, Chloe and good morning everyone.  By now you should have all received a copy of our third quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected.  We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel-adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.  With us on the call today are John Arabia, President and Chief Executive Officer, Bryan Giglia, Chief Financial Officer, Robert Springer, Chief Investment Officer and Marc Hoffman, Chief Operating Officer.  After our remarks we will be available to answer your questions.  With that I would like to turn the call over to John.  Please go ahead.

John Arabia:  Thank you, Aaron. Good morning everybody and thank you for joining us.  We'll begin today's call with a review of our third quarter operating results as well as an update on the current operating environment.  Next I'll discuss our approach to capital allocation including our recent disposition of the Courtyard LAX.  Afterwards Brian will provide an update on our fortress balance sheet, discuss the specifics of our updated guidance and provide a range for our fourth quarter catch-up dividend.

To begin, third quarter comparable portfolio RevPAR increased 90 basis points over the prior year and comparable portfolio total revenues increased 1.8%.  Similar to our performance in the second quarter, our third quarter room revenue growth was driven by a nearly 3% increase in transient room revenues, which helped offset and nearly 4% decline in group revenues.  Group business was a bit softer than we had anticipated during the quarter in terms of both room nights and rates.  And while we were able to backfill most of the shortfall in group room nights with transient demand, we witnessed less room rate compression on several nights that we had anticipated would have meaningful group compression, particularly in San Francisco.  Total comparable portfolio revenue benefited from room rate growth in both group and transient segments and from a 16% increase in other ancillary property level revenues.

So let's dig a little deeper into the details of the quarterly operating results.  Our third quarter results benefited from above-market growth in Washington D.C., continued outside growth in Wailea, better-than-expected market growth in Portland and

Sunstone Hotel Investors, Inc. - Third Quarter 2019 Conference Call

Boston and finally from our recent capital improvements at the Marriott Boston Long Wharf, Hilton San Diego Bayfront and JW New Orleans.  Offsetting those gains was general market weakness in soft citywide calendars in Chicago, San Francisco, Orlando and New York City as well as about $200,000 in lost room revenue attributed to Hurricane Dorian, which reduced third quarter RevPAR growth by roughly 10 basis points.

Total food and beverage revenues were only up 60 basis points, which was largely the result of a roughly 4% decline in group room nights.  Despite this marginal growth in food and beverage revenues, group food and beverage spend per occupied group room increased a healthy 4.5% over the prior year.  We continue to benefit from our investments aimed to attract higher quality group customers at Wailea, Boston Park Plaza and Renaissance Orlando.  At the same time, other ancillary revenues improved a healthy 16% during the quarter, driven by a combination of increases in various guest fees as well as transient cancellation revenues as our operators are doing a better job collecting these fees.

Turning now to expenses.  In the third quarter, we benefited from decreases in group commissions, food costs and utility expenses during the quarter.  The third quarter expenses were negatively impacted by ongoing cost pressures, including certain allocated expenses from the brands specifically sales and loyalty expenses.  Wage costs continue to rise at a rapid pace as hourly wages in the third quarter increased nearly 5%.  As discussed on our prior earnings call, insurance costs increased roughly 31% for the quarter compared to last year, which had a 20 basis point impact on margins.  So in total, the 1.8% increase in comparable hotel revenues combined with a 3.3% increase in hotel operating expenses, resulted in a property level EBITDA decline of 1.5% in the third quarter.

Now let's turn our attention to the fourth quarter and 2020 starting with group pace.  While our fourth quarter group pace has improved over the last three months, we continue to anticipate a year-over-year moderation in group business in the fourth quarter due to weaker citywide calendars in Chicago, Boston, San Diego and New Orleans.  However we are hopeful that the stronger citywide markets of Orlando, Baltimore and San Francisco will make up for some of the deficit in the quarter.  On a positive note, group production during the third quarter for all current and future years of 293,000 room nights was marginally above our five-year average for the third quarter.  More specifically the Renaissance Orlando continues to help our overall numbers as it is tracking significantly above its historic average.  Our beautiful new ballroom and extra meeting space at the hotel have been very well received and are generating additional bookings.

Looking forward to 2020, we remain in the early stage of our budgeting process.  While we will not provide 2020 guidance until our next earnings call, we can say that our current group pace is up in the mid-single-digit range.  Given this year's booking production which was within the range of what we have produced over the last several years, combined with stronger citywide calendars in our key large markets, we are well positioned for 2020.  Several of our larger markets including Washington D.C., Chicago, Los Angeles, Boston and San Diego all have stronger citywide calendars as compared to 2019.  Meanwhile we anticipate weaker convention calendars in New Orleans and Orlando.  However, while citywides are likely to be a bit weaker in these cities next year, both our Renaissance Orlando and our JW New Orleans are expected to offset the citywide soft calendars with strong in-house group.  Separately we expect Wailea to outperform the U.S. market next year albeit not the white-hot growth we have seen over the past few years.  We'll provide more details on our 2020 expectations on our next call in February.

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Before I turn the call over to Bryan let's talk a bit about our recent capital allocation initiatives.  I'm happy to announce the sale of the leasehold interest in the Courtyard LAX for $50 million, which equates to an estimated 5.8% cap rate on our full year 2019 forecasted NOI and is materially above the price which many analyst and investors valued the asset.  While this disposition was most likely expected as it is one of our smallest assets on a ground lease, the sale further consolidates our portfolio into Long-Term Relevant Real Estate, reduces our ground lease exposure, which was already materially lower than most of our peers, and produces a sizable gain that will be distributed to our shareholders.  Furthermore, the sale of one of our lowest quality assets at a cap rate almost 200 basis points inside the cap rate recently applied by our share price just makes good business sense and adds to our war chest.  So, what are our plans for our war chest?  Well, we continue to struggle with the current pricing expectations on Long-Term Relevant Real Estate and given both the recent range of our stock price as well as the ongoing disconnect between public and private pricing for hotel real estate, we continue to believe that the best use of our excess liquidity will likely be to repurchase our own shares.  Keep in mind that our purchases are not expected to be uniform or programmatic but are likely to occur opportunistically from time to time in the future.

With that I'll turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:    Thank you, John, and good morning everyone.  We ended the third quarter with significant financial liquidity including more than $730 million of unrestricted cash and an undrawn $500 million revolving credit facility.  We have approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in place debt has a weighted average term to maturity of approximately 4.4 years and a weighted average interest rate of 4.2%.  Our variable rate debt as a percentage of total debt stands at 23% and 44% of our debt is unsecured.

Now turning to the fourth quarter and full year 2019 guidance, a full reconciliation can be found in our supplemental and in our earnings release.  The 2019 guidance does not assume any additional share repurchases nor does it include the impact of any additional asset sales or acquisitions.  For the fourth quarter, we expect total portfolio RevPAR to range from down 1.5% to up 0.5%.  We expect fourth quarter adjusted EBITDA to be between $68 million and $72 million and adjusted FFO per diluted share to be between $0.23 and $0.25.  For the full year, we tightened the range of our total portfolio RevPAR growth and now expect it to range from up 1% to up 2%.  We also tightened the range of our full year 2019 adjusted EBITDA guidance to range from $313 million to $317 million and our full year adjusted FFO per diluted share to range from $1.09 to $1.11.

Now turning to dividends, consistent with our practice in prior years we expect to declare a catch-up dividend in the fourth quarter that will generally be equal to our remaining undistributed taxable income.  Based on our current outlook we expect our fourth quarter distribution requirement to be between $0.50 and $0.60 per share.  The expected range includes approximately $0.14 per share gain from the sale of the Courtyard LAX.  The amount of our catch-up dividend from ongoing operations is roughly equivalent to the fourth quarter 2018 catch-up dividend after adjusting for dispositions.  Together with the dividends paid for the first 3 quarters of 2019, the midpoint of our catch-up dividend range would equate to an annual dividend yield of approximately 5%.  We will finalize the amount of the catch-up dividend later this quarter and it will be declared in December of this year.

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Separate from the common dividend, our Board has already approved the routine quarterly distributions on both outstanding series of our preferred securities.  With that I'd like to now open the call to questions.  Chloe, please go ahead.

Operator:    Thank you.  If you would like to ask a question, please signal by pressing star 1 on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star 1 to ask a question.  We will pause for just a moment to allow everyone an opportunity to signal for questions.  And our first question comes from Lukas Hartwich of Green Street Advisors, Please go ahead.

Lukas Hartwich:    Thanks, I'm scratching my head a bit in terms of private market pricing for hotels given low cap rates and almost no growth, if not declining, NOI.  I'm just curious what your thoughts are on that.  What are private market investors underwriting to kind of make these deals pencil?

John Arabia:    Good question, Lukas.  We struggle with that a bit as well.  It seems like some of the pricing we are confronting is actually just aspirational in terms of sellers' interests in that pricing.  I think some of this too is, I would not be surprised if we see a couple of assets that come to market that will be price sensitive but priced based on the price in the Anbang assets, the old Strategic portfolio, in which I think many of you know has a very robust pricing at 18x, albeit a very high-quality portfolio.  We clearly have struggled with some of the pricing expectations by some sellers as evidenced by the fact that we haven't been active in the acquisition market recently.  It's hard for us by and large to make sense of cap rates sometimes in the 3% to 4% range, just over that, particularly when you take into account property tax resets and the like when the outlook for NOI growth has probably never been lower over the past several years.  Now obviously there's idiosyncratic assets that we could change our minds on and that would make sense.  But we would have to have a lot of convictions either about our ability to reposition, asset manage, market growth or index gains for that asset given the pricing expectations.

Lukas Hartwich:    Great.  And then obviously it's a tough environment out there for hotel owners.  But looking back on your experience, I'm curious, are there operating environments that kind of remind you of today?  And are there any lessons that you're taking away from those environments and applying to the current reality for hotel owners?

John Arabia:    Not necessarily.  You know, there's only been so many cycles that I've lived through but it strikes me that each one of them is a little bit different.  The NOI growth for this cycle has been somewhat muted although it's gone on far longer.  I think given everything we see we continue to have great conviction in owning great real estate long term and also owning that real estate in a very low leverage vehicle.  To me that makes a lot of sense considering we don't know exactly what's going to happen with the economy.  But I think we're very well positioned that if the economy reaccelerates, I think we're well positioned there.  We'll have some excess cash that we'll need to make decisions on.  But if the economy turns sour or

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materially declines, we're incredibly well positioned there.  I think having excess leverage at this point of the cycle, to me, it's a asymmetric risk reward.

Lukas Hartwich:    Great.  Thank you.

John Arabia:    Thanks.

Operator:    Our next question comes from Anthony Powell from Barclays.  Please go ahead.

Anthony Powell:   Hi, good morning.

John Arabia:    Hi, Anthony.

Anthony Powell:    Hi, there was some weakness in San Francisco in terms of convention attendance.  Do you think anything's changed either in the desire for technology individuals to go to these conferences or just the attractiveness of San Francisco as a city?  And how has that impacted your forecast for that market for fourth quarter and next year?

John Arabia:    Too early to tell Anthony.  I mean clearly the third quarter for San Francisco was disappointing.  There were three groups in particular, CloudBees, American Dental and Oracle that just did not show up as anticipated.  And as a result, several folks were left scrambling to try and backfill with transient, which was there.  It's just those super compressed nights that we were all anticipating didn't occur and we lost a little bit of rate compared to our forecast.  Too early to tell if what's going on with technology or unicorns or WeWork or all the rest are having an impact, but we'll continue to monitor.

Anthony Powell:  Great.  That's all I have.  Thank you.

Operator:    Thank you.  We will take our next question from Michael Bellisario from Baird.  Please go ahead.

Michael Bellisario:    Good morning, guys.

John Arabia:    Hi, Michael, good morning.

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Michael Bellisario:   Just on the LAX sale, one, can you kind of give us an overview of the buyer profile and then help us understand the valuation a little bit better?  I thought I remember from a couple of conference calls ago you mentioned there was a leasehold buyout option sometime soon there and how that may have impacted the headline pricing at all.

John Arabia:    Yes.  So it was a leasehold interest.  The lease payments were actually fairly robust relative to the NOI.  The buyer was Seaview Investors, a local private equity firm that owns several hotels not only immediately adjacent but literally on the same block.  They were by far the most likely buyer of this asset.  This is one of those trades that I honestly believe is a win-win for both us and our buyer because I think they'll be able to do a lot with the asset given their concentration in the local market.  We wish them well.  It removed a noncore, a non-strategic asset for us at what we thought was a really good price and I think they'll be successful with it.  So overall a win-win.  As far as the leasehold buyout option, Robert, what was that buyout option?

Robert Springer:    It's about 18 years out.  So there was certain rights within the lease but they're definitely not within the near term.

Michael Bellisario:    Got it.  That's helpful.  And then does this pricing you achieved, does it change the way you think about values for, better or worse although I'm guessing better, for any of the other properties within your portfolio?

John Arabia:    Not necessarily.  We continue to believe there's a pricing disconnect between public and private pricing.  As we continue to sell assets many times the cap rates are lower than where we are currently trading for some of our lower quality assets.  So I think it gives us more conviction of our overall view on NAV and this disconnect between public and private pricing, which we're incredibly well positioned to take advantage of given our leverage profile.

Michael Bellisario:    That's helpful.  Thank you.

John Arabia:    Thank you sir.  Next question please.

Operator:    Thank you.  Our next question comes from Smedes Rose from Citi, please go ahead.

John Arabia:    Hi, Smedes.

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Smedes Rose:    Hi how you doing?  John, with the sale of the Courtyard LAX are you now at the end of the pruning of this portfolio or do you feel like there's more to go?

John Arabia:    No, I think opportunistically there's more to go.  Clearly we don't need incremental capital.  But I think I feel comfortable that if we can continue to garner those prices that we have been, I think that there are more to go.  Keep in mind though, that just like LAX, here's one of our 21 hotels at the time but it was $50 million.  I think a lot of people valued it at about $40 million, $42 million, $43 million.  It's 1% of our asset value.

Smedes Rose:    I had $51 million for what it’s worth.

John Arabia:    Perfect.  We're very close.  But the point is that we're not talking about, even if we sold off another handful of assets, we're not talking about a lot of our asset value.  What I like to point our investors and analysts to is remember we have seven assets that are worth at least $300 million each.  We have a couple that are worth a multiple of that.  So keep in mind that even though we might be selling down certain assets, it really doesn't move the needle from a total value perspective.  The good news is that we put all of our information out in the supplemental and people can quickly ascertain that.

Smedes Rose:    Okay.  And then sorry if I missed this maybe in your opening remarks.  But the Florida properties, Orlando and Key West, were those impacted significantly by Dorian in the quarter?

John Arabia:    Yes, they were impacted by about $200,000 in rooms revenue, Smedes.  It was pretty de minimis, it was like 10 basis points in RevPAR growth.  Keep in mind that what you see in Orlando is that we had always anticipated a softer third quarter for Orlando.  There were just soft citywides, we had soft in-house group and it was just a tough comp against a phenomenal third quarter of last year that we don't believe at all that's indicative of future performance of that asset.  And then in fact in the prepared remarks we spent a fair amount of time talking about the really robust group pace there, in-house group pace, that we have for that asset going forward.

Smedes Rose:    That's at the Orlando one, right?

John Arabia:    Correct at Orlando.  Then there's also a couple of items going on in Key West that we had some work going on at the asset.  We're enclosing the restaurant and in addition to that the roofs.  We had come to an agreement with the seller of the asset to put on new roofs, which they participated in, just making sure that that building, which is already fortress-like in

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terms of its hurricane preparedness, was completely top notch in that regard.  So, we did have some displacement and disruption as you can imagine putting on new roofs on a building.

Smedes Rose:    Okay.  Thank you.

John Arabia:    Thanks, Smedes.

Operator:    Thank you.  Our next question comes from Chris Woronka from Deutsche Bank.  Please go ahead.

John Arabia:    Good morning, Chris.

Chris Woronka:  Hey, good morning.  I wanted to revisit capital allocation maybe a little bit differently which is, John, understanding your comments and knowing that you look at this stuff every day.  Does there come a point where you have this big cash balance and what if we're in a multiyear period of further 0% to 1% growth and the private money is still there, is there an internal, trigger is probably the wrong word, but some kind of catalyst where you change course and say this is the new normal and we don't want to just earn 1.5% on cash or whatever it is?

John Arabia:    It's a consideration.  I don't believe that we're going to be sitting on this much cash for that long of a period.  There are other methods if it's not share repurchase to take care of that "problem."  By the way given our what could happen, it's a very high-quality "problem" to have.  So I don't think we'll be sitting on it for a prolonged period of time.

Chris Woronka:    Okay.  Fair enough.  And then I want to ask on some of the things that have been helpful on the expense side probably dating back to last year with some of the brands and some of the more direct booking increases and the OTA fees going down, stuff like that that's being driven largely by the brands.  How sustainable do you think that is, was 2018 and 2019 just an abnormally good year for that kind of stuff or is this a secular change where we can continue to see lower costs particularly on distribution?

Marc Hoffman:  Good morning.  It's Marc Hoffman.  Let me speak to the group side first.  We believe that the numbers that we saw in 2018 and 2019 will continue out into 2020 and 2021.  The change for the large hotel company group bookings down to 7%, as you understand there are groups that are further out that weren't booked at those rates, so we expect to see very similar savings and improvements in 2019 and 2020, excuse me in 2020, 2021 and 2022 and it stabilizes out probably in 2022.

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We continue to see improvements in the cost as it relates to third-party OTAs by the large leverage in the combined Marriott organization and think that those will continue to incrementally improve over the next few years.

Chris Woronka:  Okay.  I appreciate that.  And then just last question for me is there's been a lot of talk about corporate demand and maybe some hesitancy to book given all various news flow.  When you guys take a step back, I mean, how much of this do you think is a demand problem versus maybe a supply problem?  And I know in select markets everything is different, but, you know, would you say that supply is actually a bigger problem in some markets than maybe we thought or do you think this really does come back to transient demand?

John Arabia:    I think it's a combination of things.  One, supply in certain markets is clearly above where we'd like it to be.  The good news is that it seems to be moderating in several of our markets next year.  But, Chris, I think you're hitting the nail on the head.  One of the weaknesses we've seen recently is just in-the-quarter-for-the-quarter particularly corporate demand.  And while our overall production has been absolutely fine, a lot of that production has really been focused on outer years.  So, where we've come a little bit short and had to make up the transient demand is just really in-the-quarter-for-the-quarter group.  That's been going on now for a couple of quarters.  The good news is, one of the things I put in the positive category is, at least for our portfolio, our transient bookings, which are very, very short-term, are actually up.  So we've been able to offset some of the weakness in last-minute corporate group bookings with better than expected transient demand.

Chris Woronka:  Okay understood, very helpful.  Thanks, John.

John Arabia:    Thank you.

Operator:    Our next question comes from David Katz from Jefferies.  Please go ahead.

John Arabia:    Hi, David.

David Katz:    Hi.  Good morning, everyone.  So within that transaction opportunity market, I suppose it's fair to think of you as, you know, the type that would take on a repositioning or somewhat of a fixer-upper.  Within what you're seeing and the underwriting opportunities are those kinds of things harder to find?  And is there any difference between the cap rates being paid on fully formed properties any different from, you know, those repositioning or fixer-upper opportunities?

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John Arabia:    You know, I would say it a little differently, David.  One thing I really respect about our team is we have the ability not only to do massive repositioning such as Wailea and take something like that on.  We can underwrite it.  We can improve it.  We have our own in-house design and construction.  I think we have a very solid track record on being able to do that.  But that would not preclude us, if we found the right opportunity, in buying something that was either stabilized if we like the market growth or that we thought had asset management initiatives or even something that we've contemplated from time to time, taking out brand-new construction if we really like the asset and believe it's a good investment.  So, I would say that our investment universe from an asset perspective is actually a little wider than that.  You know, there have been, to use your parlance, a couple of fixer uppers out there that we have bid on that we have not been the successful bidder.  We continue to look and I think eventually we'll be successful in acquiring those but perhaps probably not right now in the cycle.

David Katz:    So just following that up.  Is there some cyclical, you know, arc that we can talk about in terms of those, you know, investment or fixer-upper opportunities?  Are they just fewer and farther between at this point in a pretty long cycle?

John Arabia:    I'm sorry.  I don't know if I'm understanding your question correctly.  Do you mind rephrasing please?

David Katz:    Well, yes, I mean, is it fair to assume that coming out of a downturn there would be, you know, many more ample opportunities to buy and reposition than there would be much later in the cycle where we sit today?

John Arabia:    I don't know about that.  And perhaps I misspoke a bit that we would, given the right pricing.  It really comes down to pricing, given the right pricing, we would even take on a pretty significant repositioning opportunity late in the cycle.  But when you think about how much time it would take for us to get to the renovation of an asset, understanding the asset, to designing the asset, going through any permitting or any approvals that we needed, we're talking about potentially a couple of years.  So it would really come down to pricing, less than cycle dynamics.

David Katz:    Thank you very much.

Operator:    Our next question comes from Dori Kesten from Wells Fargo.  Please go ahead.

Dori Kesten:    So you guys had said before that you could repurchase I think about $500 million in stock and remain at or below 3x.  Would you be comfortable at those levels if the assumption is that we could be in several years of essentially no growth, no top line growth?

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John Arabia:    Yes, sure, that would get us up to let's say close to $500 million of share repurchase, get us close to 3x net debt in preferred to EBITDA.  That is an area, 2.5x to 3x, is a comfortable area that we have always said, would be our leverage target late in the cycle.  Clearly, we would anticipate in a downturn that that leverage level would go up meaningfully, meaningfully being perhaps 5.5x to 6x which we could easily operate the company without incurring incremental defensive costs and still maintain some level of optionality.  So yes, getting up to 3x as we've said isn't a problem.

Dori Kesten:    Okay, thanks.

John Arabia:  Thank you.  Next question please.

Operator:    We will take our next question from Thomas Allen from Morgan Stanley.  Please go ahead.

Thomas Allen:    Thank you.  So in the prepared remarks you highlighted markets that have stronger and weaker citywides next year.  Any way you could quantify that for us just so we can have a better sense of kind of the trajectory of those markets?  Thank you.

John Arabia:    Let's see, Thomas, if you could hold please.  The funny part is I ran in to another phone in another office and have none of my notes in front of me.  So let me grab those real quick and I would be happy to or I'll tell you what, Thomas, we can follow back up with you.  How about that?

Thomas Allen:    Okay perfect.  And then just another question.  I mean, you highlighted that there have been some cost pressures from the brand sales and loyalty.  You know, one of the brands talked earlier today just about seeing a big increase in redemptions.  Net-net are you happy with those costs?  Or is it something that you think it's delivering a good return on investment?

John Arabia:    Yes.  Overall we are pleased.  It's not a straight line and there are times that, you know, like this month we saw an increase in certain sales costs and certain loyalty costs.  But overall we applaud the larger brands' efforts in reducing those costs over time and we think they'll continue to go in that direction.  So, Thomas, just getting back to your comment.  Washington D.C. in terms of room nights next year for 2020, you know quite strong, roughly 40%.  Boston is up 8 citywides and up roughly 25% in room nights.  San Diego is up 4% to 5%, Chicago is up 12%, both of those being room nights.  San Francisco is a little bit of a wild card.  I think most of us anticipated a leg down into 2020 but considering the difficulties with some of the large citywides this year, I think that's more of a wild card and could be flat to even up a little bit.  And then for

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Los Angeles which is a huge market so it's tough to just take a look at citywides, particularly if you start looking in LAX or Long Beach or the West Side or what have you, room nights are up as well.  The two markets we're really focused on in terms of citywide room nights next year is really New Orleans which is down 19% to 20% and Orlando which is basically flat.  The good news is that both of our hotels, both the JW New Orleans and the Orlando Renaissance, have really strong in-house group bookings next year, so we feel good about that on a relative basis.

Thomas Allen:    Helpful.  Thank you.

John Arabia:    Perfect.  Thank you.  Any other questions, operator?

Operator:It appears there are no further questions and that ends our question-and-answer session for today.  At this time, I would like to turn the conference back over to John Arabia for any closing remarks.  Thank you.

John Arabia:    Thank you so much everybody.  Sorry for the technical difficulties.  We are around today if there's any follow-up questions and we look forward to seeing many of you at NAREIT next week.  Take care.

Operator:    This concludes today's call.  Thank you for your participation.  You may now disconnect.

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